Exhibit 8.1

September 11, 2020

Tax Opinion

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the prospectus included in a registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-4 (Registration No. 333-240173) on the date hereof (the “Registration Statement”).

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined and with your consent are relying upon: (i) the Registration Statement; (ii) the representations and certifications made by or on behalf of you in the tax representation letter dated as of the date hereof and delivered to us for purposes of this opinion; and (iii) such other documents as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that: (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals or, if submitted as duplicates or certified or conformed copies, that they faithfully reproduce the originals thereof; (ii) all representations and statements set forth in such documents are true, correct and complete, and will remain so up to and including the effective time of the Domestication (the “Effective Time”); (iii) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification, and will remain so up to and including the Effective Time; and (iv) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. Accordingly, a change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth herein. Any variation or difference in the facts from those set forth, or any inaccuracy in the representations made, in the documents described above may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Further, our opinion is not binding on the United States Internal Revenue Service (“IRS”) or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the captions “Material United States Federal Income Tax Consequences—U.S. Holders” and “Material United States Federal Income Tax Consequences—Non-U.S. Holders” in the prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Digital Landscape Group, Inc.

660 Madison Avenue, Suite 1435

New York, New York 10065

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